EX.(h)(3)

       Termination of Accounting Agency Agreement dated September 8, 1998, between Morgan Grenfell Investment Trust (the "Trust") and
              Brown Brothers Harriman (the "Accounting Agent") and
           Deutsche Asset Management, Inc. (formerly Morgan Grenfell
              Capital Management Incorporated, the "Administrator")
                       (the "Accounting Agency Agreement")

         In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the Fund, the Administrator and the Accounting Agent agree to terminate the Accounting Agency Agreement pursuant to the provisions of section 9 and hereby waive the ninety (90) day written notice requirement specified in section 9 of the Accounting Agency Agreement and agree that the Accounting Agency Agreement is hereby terminated as of July 18, 2001.

         IN WITNESS WHEREOF, the parties hereto have caused this termination to be executed by their duly authorized officers as of July 18, 2001.

                           MORGAN GRENFELL INVESTMENT TRUST



                           By: ____________________________
                           Name:  Daniel O. Hirsch
                           Title: Secretary

                           DEUTSCHE ASSET MANAGEMENT, INC.



                           By: _______________________
                           Name:  Richard T. Hale
                           Title: Vice President


                           BROWN BROTHERS HARRIMAN & CO.


                           By: ____________________________
                           Name:
                           Title:


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